UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SEI INSTITUTIONAL MANAGED TRUST SEI INSTITUTIONAL INTERNATIONAL TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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VOTE NOW!

SEI FUNDS

Dear Valued Shareholder:

** WE NEED YOUR VOTE***

Due to lack of shareholder participation, the special meeting of shareholders of SEI Funds has been adjourned once more, to March 14, 2016 at 3PM EST.  Our records indicate that we have not received your important proxy vote.

Failure to secure sufficient votes for the items on the agenda will result in additional costly solicitation efforts and could delay the important business of the Funds.  Please vote before March 14, 2016

If you have any questions or would like to vote, please call the number listed below:

1-855-601-2248

We strongly recommend that you take a minute to let your voice be heard.

It will only take a few minutes of your time!

You may have more than one ballot included in your packet because you have multiple registrations and/or positions. Please be sure to return all proxies in your packet.

We thank you in advance for your help with this urgent matter.

Sincerely,

Robert A. Nesher

President and Chief Executive Officer

The Fund has made it very easy for you to vote.  Choose one of the following methods:

Vote via the Internet — You may cast your vote using the Internet by logging onto the Internet address located on your proxy ballot(s) and following the instructions on the website. www.proxyvote.com

Vote live with a Proxy Specialist — You may cast your vote live with a proxy specialist, quickly and easily, and have proxy related questions answered, by calling toll free: 1-855-601-2248.

Vote by Touch-Tone Phone — You may cast your vote by telephone by calling the toll-free number found on the proxy ballot(s) that you received.

**Vote by Mail — You may cast your vote by signing, dating and mailing your proxy ballot(s) in the postage prepaid return envelope that was previously provided to you.